UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2020

ANCHIANO THERAPEUTICS LTD.

(Exact name of registrant as specified in its charter)

State of Israel	001-38807	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Kiryat Hamada St., P.O. Box 45032 Jerusalem, Israel	9777401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +972 (2) 548-6555

1/3 High-Tech Village, Givat Ram, P.O. Box 39264, Jerusalem Israel 9139102

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing five ordinary shares, no par value per share	ANCN	Nasdaq Capital Market
Ordinary shares, no par value per share	N/A	Nasdaq Capital Market*

* Not for trading; only in connection with the registration of American Depositary Shares.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2019, Robert Connelly resigned from the Board of Directors (the “Board”) of Anchiano Therapeutics Ltd. (the “Company”). In submitting his resignation, Mr. Connelly did not express any disagreement on any matter relating to the operations, policies or practices of the Company. Mr. Connelly informed the Board that he has determined that it is necessary for him to focus on other business activities instead of continuing to serve as a member of the Board.

Item 8.01	Other Events

On December 31, 2019, Access Industries Holdings LLC (“AIH”), Access Industries Management, LLC (“AIM”), Access Industries, LLC (“LLC”), Clal Biotechnology Industries Ltd. (TASE: CBI) (“CBI”) and Len Blavatnik entered into a joint filing agreement and jointly filed an Amendment to Schedule 13D (the “Amendment”) with the Securities and Exchange Commission. According to the Amendment, CBI is the beneficial owner of approximately 23.6% of the Company’s outstanding shares and AIH, AIM, LLC and Len Blavatnik collectively beneficially own approximately 16.5% of the Company’s outstanding shares. Clal Industries Ltd. owns approximately 47% of the outstanding shares of, and controls, CBI. The remaining 53% of CBI’s outstanding shares are publicly-held. Clal Industries Ltd. is wholly-owned by Access AI Ltd., which is owned by AI Diversified Holdings S.à.r.l., which is owned by AI Diversified Parent S.à.r.l., which is owned by AI Diversified Holdings Limited (“AIDH Limited”). AIDH Limited is controlled by AI SMS L.P. (“AI SMS”). AIH owns a majority of the equity of AI SMS, and LLC holds a majority of the outstanding voting interests in AIH. AIM controls LLC and AIH, and Len Blavatnik controls AIM. CBI and AIH, AIM, LLC and Len Blavatnik may be deemed to constitute a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended, with a collective beneficial ownership of approximately 40.1% of the Company’s outstanding shares.

The Company received a letter, dated December 27, 2019 (the “Demand Letter”), from CBI demanding that the Board convene a special general meeting (the “Special Meeting”) of the shareholders of the Company immediately. The Demand Letter specified that the agenda for the Special Meeting should include resolutions to change the composition of the Board, including (i) the removal of Mr. Dennison T. Veru, Mr. Reginald L. Hardy, Mr. Robert Connelly and Dr. Lawrence Howard and (ii) the appointment of Mr. Michael Rice and Mr. Stan Polovets. Mr. Rice is co-founder of LifeSci Advisors, a life science investor relations firm that is currently engaged by the Company. Mr. Polovets is affiliated with AIH, AIM and LLC. The Demand Letter did not offer a rationale for the proposed actions. The Demand Letter was withdrawn by CBI on December 29, 2019. In connection with the withdrawal, CBI requested that the Board convene the Company’s 2020 Annual General Meeting of Shareholders (the “Annual Meeting”) as promptly as practicable to consider these matters.

The Board intends to review CBI’s request carefully and respond in due course. The Amendment states that the reporting persons intend to monitor and evaluate their investment in the Company on an ongoing basis and expect to regularly review and consider alternative ways of maximizing their return on such investment. The Board is committed to act in the best interests of all the Company’s shareholders and will review any future proposal intended to maximize shareholder value that may be submitted to the Board by the reporting persons or otherwise.

Separately, the Company determined that it no longer qualifies as a foreign private issuer. As a result, as of January 1, 2020, the Company is required to (i) file periodic reports and registration statements on U.S. domestic issuer forms with the Securities and Exchange Commission and (ii) comply with U.S. proxy requirements with respect to solicitation materials, including those relating to the Annual Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANCHIANO THERAPEUTICS LTD.

Date: January 2, 2020	By:	/s/ Dr. Frank G. Haluska
Name: Dr. Frank G. Haluska
Title: Chief Executive Officer